Exhibit 99.1

PRESTO* National Presto Industries, Inc. Eau Claire, WI 54703-3703	Tel. 715-839-2121 Fax. 715-839-2148 715-839-2122 715-839-2242

NEWS RELEASE	Contact: Randy F. Lieble 715-839-2164

Eau Claire, Wisconsin (December 14, 2005) – National Presto Industries, Inc. (NYSE: NPK) announced today that it has filed an appeal with the United States Court of Appeals for the Seventh Circuit from the December 9, 2005, District Court Order granting a permanent injunction in litigation brought by the Securities and Exchange Commission (SEC) regarding the Investment Company Act of 1940. The company also advised that it intends to file a Stay with the court requesting that the injunction be held in abeyance pending the appeal.

The Order follows the court’s recent decision in which it granted the SEC’s pretrial motion for summary judgement in a July 2002 lawsuit in which the SEC alleged that National Presto was an investment company under the 1940 Act. Since the matter is still in litigation, based on advice of counsel the company does not intend to make further public comments regarding this matter at this time.

National Presto designs and sells small household electric appliances and pressure cookers under the Presto® brand name. It also produces defense items and absorbent products. The company is widely recognized as an innovator of new products.

*Trademark of National Presto Industries, Inc.